Exhibit 99.1

July 28, 2016

Dow Reports Second Quarter Results

•	Earnings Per Share Increases to $2.61, or $0.95 on an Operating Basis

•	Delivers Record 2Q EBITDA ($4.2B) and Record 2Q Operating EBITDA ($2.5B)

•	Highest 2Q EBITDA Margin (35%) and Highest 2Q Operating EBITDA Margin (21%) in a Decade

•	Cash Flow from Operations in 2Q Grows to $2.2B - Up 58% Versus Year-Ago Period

Second Quarter 2016 Highlights

•
Dow reported earnings per share of $2.61, or operating earnings per share of $0.95(1). This compares with earnings per share of $0.97 in the year-ago period, or operating earnings per share of $0.91. Certain Items in the quarter primarily reflected a $2.20 per share gain related to the Dow Corning ownership restructure and a $0.27 per share charge for costs associated with the restructuring plan announced in the quarter. The tax rate was impacted by Certain Items. Excluding these, the tax rate was within the Company’s modeling guidance.

•	Sales were $12.0 billion, down 7 percent versus the year-ago period primarily driven by lower hydrocarbons and raw material prices and the impact from the Dow Chlorine Products divestiture.

•
Volume grew 2 percent on a reported basis and 4 percent excluding the impact of divestitures and acquisitions, reflecting broad-based, consumer-driven demand with gains across all geographic areas - Asia Pacific (up 7 percent); Europe, Middle East, Africa and India (EMEAI) (up 4 percent); Latin America (up 4 percent); and North America (up 3 percent). Regional highlights included Greater China (up 7 percent), Europe (up 6 percent) and the United States (up 4 percent).

•
Operating EBITDA(2) increased to $2.5 billion, as gains in Infrastructure Solutions, Consumer Solutions and Performance Plastics more than offset lower equity earnings primarily driven by reduced earnings from the Kuwait joint ventures as well as Sadara start-up expenses.

•
Operating EBITDA margin(3) improved year-over-year by 160 basis points to 21 percent - reflecting disciplined margin management, portfolio actions that improved mix toward value-add products and targeted growth markets, as well as other self-help measures. Gains were achieved in Infrastructure Solutions (up 710 basis points), Consumer Solutions (up 540 basis points) and Performance Plastics (up 230 basis points). Agricultural Sciences declined 70 basis points. Performance Materials & Chemicals (down 460 basis points) declined due primarily to lower equity earnings and the impact of prior period divestitures.

•	Cash flow from operations grew to $2.2 billion in the quarter, up from $1.4 billion in the year-ago period, driven by ongoing disciplined actions to manage working capital as well as higher earnings.

•	Dow’s focused self-help measures delivered $90 million in productivity savings, bringing the first half contribution to nearly $180 million, tracking well above the 2016 target of $300 million.

•
The Company completed the ownership restructure of Dow Corning Corporation’s Silicones business on June 1. At full synergy run rate of $500 million - a $100 million increase from the initial target - the transaction is expected to add greater than $1 billion of EBITDA. Dow expects the transaction to be accretive to operating earnings per share, cash flow from operations and free cash flow(4) in the first full year after transaction close.

(1)
Operating earnings per share is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of operating earnings per share to “Earnings per common share - diluted.”

(2)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table. Operating EBITDA is defined as EBITDA excluding the impact of “Certain Items.”

(3)	EBITDA margin is defined as EBITDA as a percentage of reported net sales. Operating EBITDA margin is defined as operating EBITDA as a percentage of reported net sales.

(4)	Free cash flow is defined as cash flow from operations less capital expenditures.

™Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“Dow’s relentless and disciplined execution once again delivered another quarter of operating earnings growth and margin expansion - marking our fifteenth quarter in a row - through a variety of challenging geopolitical and market conditions, and outpacing our peers.

“Our unique combination of world-class innovation, diversified integration and a narrower and deeper market focus enabled operating earnings growth in every business in our Consumer Solutions and Infrastructure Solutions segments, while the strength of our Plastics franchises was again on display. In areas where business conditions have been challenging, we continually implement proactive self-help measures. An example is in our Agricultural Sciences segment, where our actions have generated earnings year-to-date that have outperformed the industry downturn. Another example is our recent restructuring announcement, where we continue to intervene to accelerate earnings growth under these volatile market conditions.

“Equally important, our teams continued to achieve key milestones with both the Dow Corning and DowDuPont transactions. We closed the Dow Corning silicones transaction, increasing our synergy target to $500 million, while bringing in a new element for growth and a powerful technology platform that will further drive Dow’s focus in attractive, targeted market sectors, as well as enhance the earnings power of the new Dow - the world’s leading material science company.

“And we recently received overwhelming approval for the historic DowDuPont transaction from our shareholders, illustrating the market’s recognition of this pivotal opportunity to deliver value to all stakeholders, as we drive the intended separation into three independent, leading science-based companies that will redefine their respective industries.”

	Three Months Ended
In millions, except per share amounts	June 30, 2016	June 30, 2015
Net Sales	$11,952	$12,910
Adjusted Sales(5)	$11,486	$12,212

Net Income Available for Common Stockholders	$3,123	$1,135
Net Income Available for Common Stockholders, Excluding Certain Items	$1,075	$1,064

Earnings per Common Share - Diluted	$2.61	$0.97
Operating Earnings per Share	$0.95	$0.91
(5) “Adjusted Sales” is defined as “Net Sales” adjusted for divestitures and acquisitions.

Agricultural Sciences
Agricultural Sciences reported second quarter sales of $1.6 billion, down from $1.7 billion in the year-ago period. Sales were impacted by low crop commodity prices, high industry inventories and currency headwinds.
Crop Protection volume was lower primarily due to reduced demand for generic herbicides and the AgroFresh divestiture, which more than offset new product innovations, including continued adoption of Spinetoram insecticide and Arylex™ herbicide. Seeds volume declined as double-digit growth in corn was more than offset by soft demand in sunflower and soybeans.
EBITDA for the segment declined to $228 million from $255 million in the year-ago period. Operating EBITDA was $232 million, down from $269 million in the year-ago period, primarily reflecting the impact of prior period divestitures. Excluding the impact of these portfolio actions, year-to-date operating EBITDA was modestly lower compared to the first-half of 2015, as benefits from productivity improvements and proactive self-help mostly offset challenging macros.
Equity losses for the segment were $11 million in the quarter.

Consumer Solutions
Consumer Solutions delivered second quarter sales of $1.3 billion, up from $1.1 billion in the year-ago period, primarily on the addition of the Consumer Solutions - Silicones business.
Volume increased 19 percent, primarily reflecting the addition of Consumer Solutions - Silicones, starting in June. Excluding the impact of the Dow Corning transaction, volume grew 4 percent, with gains across all businesses. Dow Automotive Systems achieved double-digit volume growth, continuing its trend of growing above the rate of the global automotive end-market. The business also achieved multiple new commercial wins across several geographic areas, benefiting from its unique market participation strategy and innovative product technologies, particularly in structural adhesives. Consumer Care grew market share supported by new product launches, contributing to a double-digit volume increase in personal care applications and solid demand in home care market sectors, which more than offset lower volume in the pharmaceutical chain, driven by inventory de-stocking. Dow Electronic Materials grew volume on new business wins and share gains in the semiconductor and display sectors.
EBITDA increased to a record-level of $1.6 billion, primarily due to the gain related to the Dow Corning ownership restructure. Operating EBITDA rose to a quarterly record of $341 million, up significantly from $236 million in the year-ago period, with increases in all businesses enabled by new commercial wins, robust demand for innovative products and market share gains. Notable highlights included double-digit earnings growth in both Dow Electronic Materials and Dow Automotive Systems.
Equity earnings for the segment were $18 million, compared to $19 million in the year-ago period.

Infrastructure Solutions
Infrastructure Solutions reported second quarter sales of $2.1 billion, up from $2 billion in the year-ago period as a result of the addition of the Infrastructure Solutions - Silicones business which more than offset lower pricing in all other businesses.
Volume increased 12 percent, primarily reflecting the addition of Infrastructure Solutions - Silicones, starting in June. Excluding the impact of the Dow Corning transaction, volume declined 2 percent. Dow Building & Construction delivered volume growth in most geographies - led by double-digit gains in EMEAI and Latin America - on strong demand for construction chemicals, BLUEDGE™ licensing technology and spray foam insulation applications. Energy & Water Solutions reported volume declines due to soft demand in the US shale gas market. Dow Coating Materials achieved volume increases - gaining share in most geographic areas - led by double-digit growth in China and gains in both the industrial and architectural market sectors. Performance Monomers reported a volume decrease, primarily due to the business’s strategic decision to reduce its merchant monomer exposure.
EBITDA for the segment was $1.4 billion, primarily due to the gain related to the Dow Corning ownership restructure. Operating EBITDA for the segment increased to $432 million, up significantly from $267 million in the year-ago period, with growth in all businesses. Notable highlights included double-digit earnings improvement in Dow Building & Construction and Performance Monomers.
Equity earnings for the segment were $45 million, up from $35 million in the year-ago period.

Performance Materials & Chemicals
Performance Materials & Chemicals reported second quarter sales of $2.3 billion, down from $3.2 billion in the year-ago period, reflecting the impact of the split-off of Dow Chlorine Products and pricing declines.
Volume was down 19 percent, reflecting the impact of the Dow Chlorine Products transaction. Excluding divestitures, volume was flat as double-digit gains in Asia Pacific were offset by declines in North America and EMEAI. Polyurethanes delivered volume growth led by double-digit increases in demand for downstream, higher-margin system house applications, particularly in Asia Pacific, where sustainable urbanization continues to drive consumer demand, which more than offset lower volumes due to planned turnaround activity. Industrial Solutions reported a modest volume decline due to the expiration of a long-term supply arrangement and reduced heat transfer fluid demand into solar applications, which more than offset higher ethylene oxide licensing and catalyst sales. Chlor-Alkali and Vinyl saw volume declines on lower production due to a major planned turnaround at one of its European facilities.
EBITDA was $301 million down from $572 million in the same period last year. Operating EBITDA for the segment was $295 million, down from $572 million in the year-ago period, primarily driven by the impact of lower equity earnings, reduced earnings due to prior period divestitures and pricing pressures.
Equity losses for the segment were $12 million, down from equity earnings of $122 million in the same quarter last year, on Sadara start-up costs as well as reduced earnings from the Kuwait joint ventures due to the change in ownership of the MEGlobal joint venture and lower monoethylene glycol prices.

Performance Plastics
Performance Plastics reported second quarter sales of $4.7 billion, down from $4.8 billion in the year-ago period as volume gains in all businesses and geographies were more than offset by pricing headwinds, primarily in Hydrocarbons.
The segment reported volume growth of 12 percent. Excluding the impact of acquisitions, volume grew 13 percent, with gains across all businesses. Dow Packaging and Specialty Plastics achieved a second quarter record sales volume on continued operational excellence and demand, notably in emerging geographies. Growth in the business was led by demand in industrial and consumer packaging applications and the health and hygiene market sectors. Dow Elastomers volume increases from strong demand for its innovative technologies in automotive components, hot melt adhesives and high-performance athletic footwear were balanced by the impact to production from higher turnaround activity. Dow Electrical and Telecommunications realized volume gains across all geographies, led by double-digit growth in North America and Latin America, on continued demand for fiber optics and coaxial and jacketing solutions. The Hydrocarbons and Energy businesses reported volume gains with growth in all geographic areas.
EBITDA for the segment was $1.2 billion down from $1.5 billion in the year-ago period which benefited from the gain on the Univation step acquisition. Operating EBITDA was $1.2 billion, up 7 percent, or $80 million, from same period last year, enabled by Dow’s geographic breadth, differentiated product platforms, and robust consumer-driven demand in packaging, transportation and infrastructure.
Equity earnings for the segment were $45 million, down from equity earnings of $101 million in the same quarter last year, primarily due to Sadara start-up costs and a lower contribution from EQUATE.

Outlook

Commenting on the Company’s outlook, Liveris said:
“The pace of economic growth remains uneven across the major geographies. Consumption remains a key growth driver, wherever growth exists. We continue to see healthy demand in North America, led by the strength of the consumer. Measured recovery in Europe continues, despite heightened geopolitical uncertainties. Latin America is showing early signs of improvement from a low base. And the rise of increasingly affluent consumers across Asia continues to validate Dow’s strategic portfolio shift towards an enhanced focus on consumer-driven products and solutions.
“Despite the varied economic landscape, we continue to see favorable conditions and robust demand in our core consumer-led markets of packaging, automotive and construction throughout the world. We will increasingly capture value from these selected market sectors through our differentiated products underpinned by our geographic breadth, our integrated and diversified portfolio, our global scale and our deep material science technology platforms.
“Ongoing macroeconomic volatility demands a resolute focus. Our resilient business portfolio, strategic investments and self-help productivity actions, including our recently announced restructuring program, position Dow well to continue delivering through a variety of market conditions. Our teams remain squarely focused on our priorities of delivering our near-term financial commitments while also enabling our future with the Dow Corning and DowDuPont transactions. As we have shown these last many years, we will continue to maximize value for our customers and returns for our shareholders in both the short- and long-term.”

Dow will host a live webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from material, polymer, chemical and biological science to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2015, Dow had annual sales of nearly $49 billion and employed approximately 49,500 people worldwide. The Company’s more than 6,000 product families are manufactured at 179 sites in 35 countries across the globe. On June 1, 2016, Dow became the 100 percent owner of Dow Corning Corporation’s silicones business, a global company with sales of greater than $4.5 billion in 2015, 25 manufacturing sites in 9 countries and approximately 10,000 employees worldwide. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward looking statements contained in this document involve risks and uncertainties that may affect Dow’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that Dow’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

###

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
Net Sales	$11,952	$12,910	$22,655	$25,280
Cost of sales (Note B)	9,275	10,146	17,226	19,681
Research and development expenses	399	429	760	812
Selling, general and administrative expenses (Note C)	787	773	1,529	1,525
Amortization of intangibles	122	109	225	211
Restructuring charges (Note D)	454	375	452	375
Equity in earnings of nonconsolidated affiliates (Note E)	82	272	121	440
Sundry income (expense) - net (Note F)	2,550	385	1,309	1,048
Interest income	18	11	38	28
Interest expense and amortization of debt discount	208	232	409	473
Income Before Income Taxes	3,357	1,514	3,522	3,719
Provision for income taxes (Note G)	130	317	20	1,003
Net Income	3,227	1,197	3,502	2,716
Net income (loss) attributable to noncontrolling interests	19	(23)	40	18
Net Income Attributable to The Dow Chemical Company	3,208	1,220	3,462	2,698
Preferred stock dividends	85	85	170	170
Net Income Available for The Dow Chemical Company Common Stockholders	$3,123	$1,135	$3,292	$2,528

Per Common Share Data:
Earnings per common share - basic	$2.79	$0.99	$2.96	$2.21
Earnings per common share - diluted (Note H)	$2.61	$0.97	$2.83	$2.15

Dividends declared per share of common stock	$0.46	$0.42	$0.92	$0.84
Weighted-average common shares outstanding - basic	1,111.1	1,138.1	1,107.0	1,136.9
Weighted-average common shares outstanding - diluted (Note H)	1,222.8	1,249.4	1,218.5	1,248.0

Depreciation	$511	$483	$967	$969
Capital Expenditures	$997	$998	$1,817	$1,901
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In the second quarter of 2016, the Company recognized a pretax loss of $105 million associated with the fair value step-up in inventories assumed in the Dow Corning Corporation ("Dow Corning") ownership restructure and pretax charges of $34 million for costs associated with portfolio and productivity actions. In the first quarter of 2016, the Company recognized $23 million in costs associated with portfolio and productivity actions. In the second quarter of 2015, the Company recognized a pretax loss of $12 million associated with the fair value step-up in inventories assumed in the Univation Technologies, LLC ("Univation") step acquisition.

Note C: In the second quarter of 2016, the Company recognized pretax charges of $73 million for costs associated with portfolio and productivity actions ($42 million in the first quarter of 2016 and $6 million in the second quarter of 2015).

Note D: On June 27, 2016, the Board of Directors of the Company approved a restructuring plan that incorporates actions related to the recent ownership restructure of Dow Corning. These actions, aligned with Dow’s value growth and synergy targets, will result in a global workforce reduction of approximately 2,500 positions, with most of these positions resulting from synergies related to the Dow Corning transaction. These actions are expected to be completed during the next two years. As a result, the Company recorded pretax restructuring charges of $449 million in the second quarter of 2016 consisting of severance charges of $268 million, asset write-downs and write-offs of $153 million and costs associated with exit and disposal activities of $28 million.

On April 29, 2015, Dow's Board of Directors approved actions to further streamline the organization and optimize the Company’s footprint as a result of the pending separation of a significant portion of Dow’s chlorine value chain. These actions, which will further accelerate Dow’s value growth and productivity targets, will result in a reduction of approximately 1,750 positions across a number of businesses and functions and adjustments to the Company's asset footprint to enhance competitiveness. As a result, the Company recorded pretax restructuring charges of $375 million in the second quarter of 2015, which included asset write-downs and write-offs, severance and costs associated with exit and disposal activities.

In the second quarter of 2016, the Company recorded a pretax charge of $5 million related to adjustments to the Company's 2015 restructuring program.

Note E: In the second quarter of 2016, the Company recognized a pretax loss of $22 million related to a loss on the early redemption of debt incurred by Dow Corning.

Note F: In the second quarter of 2016, the Company recognized a pretax gain of $2,445 million gain (after-tax gain of $2,586 million) on the Dow Corning ownership restructure and a pretax gain of $6 million (after-tax gain of $6 million) related to post-closing adjustments on the split-off of the Company's chlorine value chain. In the first quarter of 2016, the Company recognized a pretax loss of $1,235 million related to the settlement of the urethane matters class action lawsuit and the opt-out cases. In the second quarter of 2015, the Company recognized a pretax gain of $361 million (after-tax gain of $359 million) related to the step acquisition of Univation and a pretax loss of $43 million related to costs associated with portfolio and productivity actions. In the first quarter of 2015, the Company recognized a pretax gain of $670 million related to the divestiture of ANGUS Chemical Company ("ANGUS"), a pretax gain of $18 million (after-tax loss of $9 million) related to the divestiture of the Sodium Borohydride business and pretax charges of $26 million for costs associated with portfolio and productivity actions.

Note G: In the second quarter of 2016, the Company recognized a tax charge of $57 million for the adjustment of an uncertain tax position associated with a historical change in the legal ownership structure of a nonconsolidated affiliate.

Note H: "Earnings per common share - diluted" for the three- and six-month periods ended June 30, 2016 and June 30, 2015, assumes the conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into potential shares of the Company's common stock due to the net income reported for the three- and six-month periods, which includes the after-tax gain on the Dow Corning ownership restructure, the after-tax gain on the divestiture of ANGUS and the after-tax gain on the Univation step acquisition. In accordance with U.S. GAAP, "Weighted-average common shares outstanding - diluted" increased by 96.8 million shares and "Net Income Attributable to The Dow Chemical Company" was used in the calculation of "Earning per common share - diluted" for the three- and six-month periods ended June 30, 2016 and June 30, 2015. See Supplemental Information for further details.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Jun 30, 2016	Dec 31, 2015
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2016: $109; 2015: $158)	$7,309	$8,577
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2016: $106; 2015: $94)	5,171	4,078
Other	4,102	3,768
Inventories	8,212	6,871
Other current assets	1,516	647
Total current assets	26,310	23,941
Investments
Investment in nonconsolidated affiliates	3,576	3,958
Other investments (investments carried at fair value - 2016: $1,960; 2015: $1,866)	2,985	2,923
Noncurrent receivables	753	765
Total investments	7,314	7,646
Property
Property	56,700	50,802
Less accumulated depreciation	33,917	32,948
Net property (variable interest entities restricted - 2016: $1,054; 2015: $1,717)	22,783	17,854
Other Assets
Goodwill	15,442	12,154
Other intangible assets (net of accumulated amortization - 2016: $4,009; 2015: $3,770)	6,463	3,617
Deferred income tax assets	2,558	2,140
Asbestos-related insurance receivables - noncurrent	39	51
Deferred charges and other assets	615	535
Total other assets	25,117	18,497
Total Assets	$81,524	$67,938
Liabilities and Equity
Current Liabilities
Notes payable	$235	$454
Long-term debt due within one year	259	541
Accounts payable:
Trade	4,441	3,577
Other	2,607	2,287
Income taxes payable	625	452
Dividends payable	597	592
Accrued and other current liabilities	4,117	3,212
Total current liabilities	12,881	11,115
Long-Term Debt (variable interest entities nonrecourse - 2016: $393; 2015: $487)	20,852	16,215
Other Noncurrent Liabilities
Deferred income tax liabilities	982	587
Pension and other postretirement benefits - noncurrent	9,894	9,119
Asbestos-related liabilities - noncurrent	357	387
Other noncurrent obligations	6,324	4,332
Total other noncurrent liabilities	17,557	14,425
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	3,107	3,107
Additional paid-in capital	4,890	4,936
Retained earnings	30,680	28,425
Accumulated other comprehensive loss	(7,845)	(8,667)
Unearned ESOP shares	(232)	(272)
Treasury stock at cost	(5,664)	(6,155)
The Dow Chemical Company’s stockholders’ equity	28,936	25,374
Non-redeemable noncontrolling interests	1,298	809
Total equity	30,234	26,183
Total Liabilities and Equity	$81,524	$67,938
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
Sales by operating segment
Agricultural Sciences	$1,577	$1,747	$3,223	$3,611
Consumer Solutions	1,265	1,096	2,319	2,219
Infrastructure Solutions	2,085	1,961	3,679	3,789
Performance Materials & Chemicals	2,264	3,241	4,445	6,450
Performance Plastics	4,694	4,806	8,859	9,075
Corporate	67	59	130	136
Total	$11,952	$12,910	$22,655	$25,280
EBITDA (1) by operating segment
Agricultural Sciences	$228	$255	$631	$664
Consumer Solutions	1,575	169	1,885	455
Infrastructure Solutions	1,390	240	1,683	535
Performance Materials & Chemicals	301	572	(599)	1,795
Performance Plastics	1,237	1,503	2,228	2,488
Corporate	(504)	(362)	(648)	(497)
Total	$4,227	$2,377	$5,180	$5,440
Certain items (increasing) decreasing EBITDA by operating segment (2)
Agricultural Sciences	$(4)	$(14)	$(4)	$(14)
Consumer Solutions	1,234	(67)	1,234	(67)
Infrastructure Solutions	958	(27)	958	(27)
Performance Materials & Chemicals	6	—	(1,229)	688
Performance Plastics	(10)	337	(10)	337
Corporate	(421)	(304)	(486)	(330)
Total	$1,763	$(75)	$463	$587
EBITDA excluding certain items by operating segment
Agricultural Sciences	$232	$269	$635	$678
Consumer Solutions	341	236	651	522
Infrastructure Solutions	432	267	725	562
Performance Materials & Chemicals	295	572	630	1,107
Performance Plastics	1,247	1,166	2,238	2,151
Corporate	(83)	(58)	(162)	(167)
Total	$2,464	$2,452	$4,717	$4,853
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Agricultural Sciences	$(11)	$—	$(4)	$—
Consumer Solutions	18	19	38	39
Infrastructure Solutions	45	35	96	111
Performance Materials & Chemicals	(12)	122	(43)	177
Performance Plastics	45	101	44	124
Corporate	(3)	(5)	(10)	(11)
Total	$82	$272	$121	$440

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
EBITDA	$4,227	$2,377	$5,180	$5,440
- Depreciation and amortization	680	642	1,287	1,276
+ Interest income	18	11	38	28
- Interest expense and amortization of debt discount	208	232	409	473
Income Before Income Taxes	$3,357	$1,514	$3,522	$3,719
- Provision for income taxes	130	317	20	1,003
- Net income (loss) attributable to noncontrolling interests	19	(23)	40	18
- Preferred stock dividends	85	85	170	170
Net Income Available for The Dow Chemical Company Common Stockholders	$3,123	$1,135	$3,292	$2,528

(2)	See Supplemental Information for a description of certain items affecting results in 2016 and 2015.

Sales by Geographic Area

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
North America	$4,630	$5,058	$8,799	$9,828
Europe, Middle East, Africa and India	3,730	4,086	7,254	8,060
Asia Pacific	2,152	2,178	3,944	4,226
Latin America	1,440	1,588	2,658	3,166
Total	$11,952	$12,910	$22,655	$25,280

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Six Months Ended
	Jun 30, 2016			Jun 30, 2016
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	(8)%	(2)%	(10)%	(8)%	(3)%	(11)%
Consumer Solutions	19	(4)	15	9	(5)	4
Infrastructure Solutions	12	(6)	6	5	(8)	(3)
Performance Materials & Chemicals	(19)	(11)	(30)	(18)	(13)	(31)
Performance Plastics	12	(14)	(2)	12	(14)	(2)
Total	2%	(9)%	(7)%	—%	(10)%	(10)%
North America	2%	(10)%	(8)%	1%	(12)%	(11)%
Europe, Middle East, Africa and India	(1)	(8)	(9)	(1)	(9)	(10)
Asia Pacific	8	(9)	(1)	3	(10)	(7)
Latin America	1	(10)	(9)	(4)	(12)	(16)
Developed geographies	1%	(9)%	(8)%	(1)%	(10)%	(11)%
Emerging geographies (1)	4	(10)	(6)	1	(11)	(10)

Sales Volume and Price by Operating Segment and Geographic Area,
Excluding Acquisitions and Divestitures (2)

	Three Months Ended			Six Months Ended
	Jun 30, 2016			Jun 30, 2016
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Agricultural Sciences	(7)%	(1)%	(8)%	(6)%	(3)%	(9)%
Consumer Solutions	4	(4)	—	2	(5)	(3)
Infrastructure Solutions	(2)	(6)	(8)	(2)	(8)	(10)
Performance Materials & Chemicals	—	(14)	(14)	1	(16)	(15)
Performance Plastics	13	(14)	(1)	13	(14)	(1)
Total	4%	(10)%	(6)%	4%	(11)%	(7)%
North America	3%	(11)%	(8)%	4%	(12)%	(8)%
Europe, Middle East, Africa and India	4	(9)	(5)	4	(9)	(5)
Asia Pacific	7	(10)	(3)	5	(10)	(5)
Latin America	4	(11)	(7)	1	(13)	(12)
Developed geographies	4%	(10)%	(6)%	4%	(11)%	(7)%
Emerging geographies (1)	5	(10)	(5)	4	(11)	(7)

(1)	Emerging geographies includes Eastern Europe, Middle East, Africa, India, Latin America and Asia Pacific excluding Australia, Japan and New Zealand.

(2)
Excludes prior period sales of recent divestitures including the chlorine value chain, divested on October 5, 2015 (primarily Performance Materials & Chemicals and Performance Plastics), the AgroFresh business, divested on July 31, 2015 (Agricultural Sciences), ANGUS Chemical Company, divested on February 2, 2015 (Performance Materials & Chemicals) and the global Sodium Borohydride business, divested on January 30, 2015 (Performance Materials & Chemicals). Also excludes current period sales related to the ownership restructure of Dow Corning announced on June 1, 2016 (Consumer Solutions and Infrastructure Solutions) and the step acquisition of Univation Technologies, LLC, acquired on May 5, 2015 (Performance Plastics).

Supplemental Information
Description of Certain Items Affecting Results
The following table summarizes the impact of certain items recorded in the three- and six-month periods ended June 30, 2016 and June 30, 2015:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
Reported U.S. GAAP Amounts (5) (6)			$3,123	$1,135	$2.61	$0.97
- Certain items:
2Q16 Restructuring charges	$(449)	$—	(305)	—	(0.27)	—
2Q15 Restructuring charges	(5)	(375)	(3)	(246)	—	(0.21)
Impact of Dow Corning ownership restructure	2,318	—	2,494	—	2.20	—
Univation step acquisition	—	349	—	351	—	0.30
Gain adjustment on split-off of chlorine value chain	6	—	6	—	0.01	—
Costs associated with portfolio and productivity actions	(107)	(49)	(87)	(34)	(0.08)	(0.03)
Uncertain tax position adjustment	—	—	(57)	—	(0.05)	—
Total certain items	$1,763	$(75)	$2,048	$71	$1.81	$0.06
+ Dilutive effect of assumed preferred stock conversion into shares of common stock					0.15	N/A
= Operating Results (Non-GAAP)			$1,075	$1,064	$0.95	$0.91

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Six Months Ended		Six Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
Reported U.S. GAAP Amounts (5) (6)			$3,292	$2,528	$2.83	$2.15
- Certain items:
2Q16 Restructuring charges	$(449)	$—	(305)	—	(0.27)	—
2Q15 Restructuring charges	(5)	(375)	(3)	(246)	—	(0.21)
Impact of Dow Corning ownership restructure	2,318	—	2,494	—	2.20	—
Urethane matters legal settlements	(1,235)	—	(778)	—	(0.70)	—
Univation step acquisition	—	349	—	351	—	0.30
Gain adjustment on split-off of chlorine value chain	6	—	6	—	0.01	—
Gain on divestiture of ANGUS Chemical Co	—	670	—	451	—	0.39
Divestiture of Sodium Borohydride business	—	18	—	(9)	—	(0.01)
Costs associated with portfolio and productivity actions	(172)	(75)	(133)	(57)	(0.12)	(0.05)
Uncertain tax position adjustment	—	—	(57)	—	(0.05)	—
Total certain items	$463	$587	$1,224	$490	$1.07	$0.42
+ Dilutive effect of assumed preferred stock conversion into shares of common stock					0.09	0.03
= Operating Results (Non-GAAP)			$2,068	$2,038	$1.85	$1.76

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

(4)
For the three- and six-month periods ended June 30, 2016 and June 30, 2015, conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Stock") into shares of the Company's common stock was excluded from the calculation of "Diluted earnings per share adjusted to exclude certain items" as well as the earnings per share impact of certain items because the effect of including them would have been antidilutive.

(5)
For the three- and six-month periods ended June 30, 2016 and June 30, 2015, an assumed conversion of the Company's Preferred Stock into shares of the Company's common stock was included in the calculation of diluted earnings per share (reported GAAP amount).

(6)
The Company used "Net Income Attributable to The Dow Chemical Company" when calculating diluted earnings per share (reported GAAP amount) for the three- and six-month periods ended June 30, 2016 and June 30, 2015, as it excludes quarterly preferred dividends of $85 million.

The following table presents diluted share counts for the three- and six-month periods ended June 30, 2016 and June 30, 2015, including the effect of an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock:

Common Shares - Diluted	Three Months Ended		Six Months Ended
In millions	Jun 30, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
Share count - diluted, excluding assumed preferred stock conversion to common shares	1,126.0	1,152.6	1,121.7	1,151.2
Potential common shares from assumed conversion of preferred stock, included in reported U.S. GAAP EPS calculation	96.8	96.8	96.8	96.8
Share count - diluted, including assumed preferred stock conversion to common shares	1,222.8	1,249.4	1,218.5	1,248.0

Results in the second quarter of 2016 were impacted by the following items:

•
Pretax restructuring charges of $449 million. On June 27, 2016, the Board of Directors of the Company approved a restructuring plan that incorporates actions related to the recent ownership restructure of Dow Corning. These actions, aligned with Dow’s value growth and synergy targets, will result in a global workforce reduction of approximately 2,500 positions, with most of these positions resulting from synergies related to the Dow Corning transaction. These actions are expected to be completed during the next two years. As a result, the Company recorded pretax restructuring charges of $449 million in the second quarter of 2016 consisting of severance charges of $268 million, asset write-downs and write-offs of $153 million and costs associated with exit and disposal activities of $28 million. The impact of these charges is shown as "Restructuring charges" in the consolidated statements of income and reflected in the Company's operating segments as follows: Consumer Solutions ($28 million), Infrastructure Solutions ($97 million), Performance Plastics ($10 million) and Corporate ($314 million).

•
Pretax charge of $5 million related to adjustments to the Company's 2015 restructuring program, included in "Restructuring charges" in the consolidated statements of income and reflected in Agricultural Sciences ($4 million) and Consumer Solutions ($1 million).

•
Pretax gain of $2,318 million (after-tax gain of $2,494 million) related to the ownership restructure of Dow Corning, previously a 50:50 joint venture. The pretax gain included a $2,445 million gain (after-tax gain of $2,586 million) on the ownership restructure, included in "Sundry income (expense) - net" and reflected in Consumer Solutions ($1,301 million) and Infrastructure Solutions ($1,144 million); a pretax loss of $105 million for a one-time increase in "Cost of sales" related to the fair value step-up of inventories assumed in the ownership restructure, reflected in Consumer Solutions ($30 million) and Infrastructure Solutions ($75 million); and a pretax loss of $22 million related to a loss on the early redemption of debt incurred by Dow Corning, included in "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Consumer Solutions ($8 million) and Infrastructure Solutions ($14 million).

•
A pretax gain of $6 million (after-tax gain of $6 million) related to post-closing adjustments on the split-off of the Company's chlorine value chain, included in "Sundry income (expense) - net" and reflected in Performance Materials & Chemicals.

•
Pretax charges of $107 million for costs associated with portfolio and productivity actions, primarily financial, legal and professional advisory fees, including costs associated with the planned all-stock merger of equals with E.I. du Pont de Nemours and Company, costs associated with the ownership restructure of Dow Corning, implementation costs associated with the Company's 2015 Restructuring program, and other productivity actions (collectively, "Costs associated with portfolio and productivity actions"). The charges are included in "Cost of sales" ($34 million) and "Selling, general and administrative expenses" ($73 million) in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $57 million for the adjustment of an uncertain tax position associated with a historical change in the legal ownership structure of a nonconsolidated affiliate.

Results in the second quarter of 2015 were impacted by the following items:

•
Pretax restructuring charges of $375 million. On April 29, 2015, Dow's Board of Directors approved actions to further streamline the organization and optimize the Company’s footprint as a result of the pending separation of a significant portion of Dow’s chlorine value chain. These actions, which will further accelerate Dow’s value growth and productivity targets, will result in a reduction of approximately 1,750 positions across a number of businesses and functions and adjustments to the Company's asset footprint to enhance competitiveness. As a result of these actions, the Company recorded pretax restructuring charges of $375 million in the second quarter of 2015 consisting of costs associated with exit or disposal activities of $10 million, severance costs of $196 million and asset write-downs and write-offs of $169 million. The impact of these charges is shown as "Restructuring charges" in the consolidated statements of income and reflected in the Company's segment results as follows: Agricultural Sciences ($14 million), Consumer Solutions ($67 million), Infrastructure Solutions ($27 million), Performance Plastics ($12 million) and Corporate ($255 million).

•
Pretax gain of $349 million (after-tax gain of $351 million) related to the step acquisition of Univation, previously a 50:50 joint venture. The gain, which is included Performance Plastics, included a $361 million pretax gain on the step acquisition (after-tax gain of $359 million), included in "Sundry income (expense) - net" in the consolidated statements of income, and a pretax loss of $12 million (after-tax loss of $8 million) for a one-time increase in "Cost of sales" related to the fair value step-up of inventories assumed in the step acquisition.

•
Pretax charges of $49 million for costs associated with portfolio and productivity actions, including the planned separation of a significant portion of the Company’s chlorine value chain, implementation costs associated with the Company's 2015 restructuring program and other productivity actions. These charges are included in "Selling, general and administrative expenses" ($6 million) and "Sundry income (expense) - net" ($43 million) in the consolidated statements of income and reflected in Corporate.

Results in the first quarter of 2016 were impacted by the following items:

•
Pretax loss of $1,235 million related to the Company's settlement of the urethane matters class action lawsuit and the opt-out cases litigation. The pretax loss is included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax charges of $65 million for costs associated with portfolio and productivity actions, included in "Cost of sales" ($23 million) and "Selling, general and administrative expenses" ($42 million) in the consolidated statements of income and reflected in Corporate.

Results in the first quarter of 2015 were impacted by the following items:

•
Pretax gain of $670 million on the February 2, 2015, divestiture of ANGUS Chemical Company, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax gain of $18 million (after-tax loss of $9 million) on the January 30, 2015, divestiture of the Sodium Borohydride business. The pretax gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials & Chemicals.

•
Pretax charges of $26 million for costs associated with the separation of a significant portion of the Company’s chlorine value chain, consisting primarily of financial and professional advisory fees, legal fees and information systems infrastructure costs ("Costs associated with portfolio and productivity actions"). These charges were included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.